SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2006

Beckman Coulter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10109	95-104-0600
(State of Incorporation	(Commission File Number)	(IRS Employer Identification No.

4300 N. Harbor Boulevard
Fullerton, California 92834-3100
(Address of principal executive offices) (Zip Code)

(714) 871-4848
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 29, 2006, Beckman Coulter, Inc., Lumigen, Inc., NLAcqCo, Inc., A. Paul Schaap, Hashem Akkavan-Tafti, Gary T. Priestap, Richard S. Handley, the A. Paul and Carol C. Schaap Charitable Remainder Unitrust, the A. Paul and Carol C. Schaap Foundation, and the Hashem Akhavan-Tafti Main Trust entered into an Agreement and Plan of Merger (the “Agreement”) under which Beckman Coulter will acquire all of the outstanding shares of Lumigen, Inc. Lumigen is the largest manufacturer and supplier of chemiluminescent substrates to the clinical diagnostics market, and is Beckman Coulter’s supplier of these products for the assays used on its Access® family of immunoassay systems.

The closing will take place two business days after all of the conditions for closing have been satisfied or waived or at such other time and place as the parties may agree. The purchase price will be $185,000,000, of which $170,000,000 will be paid to Lumigen’s shareholders at closing and $15,000,000 will be deposited into an escrow account. The Agreement also specifies that Lumigen is to have $4,000,000 in working capital at the closing. If the working capital on that date is less than $4,000,000, Lumigen’s shareholders must make up the deficiency. If the amount of working capital is higher than $4,000,000, Beckman Coulter is obligated to pay the excess to Lumigen’s shareholders, up to a maximum of $15,000,000.

Lumigen’s shareholders are obligated to indemnify Beckman Coulter against specified claims up to a maximum of $15,000,000. The funds deposited in the escrow account are to be used to make indemnity payments for all claims. Further, environmental claims are subject to a separate cap based on a formula set forth in the Agreement. If indemnity payments for certain claims are made from the escrow account, the Lumigen shareholders must deposit funds to return the account to $15,000,000. The escrow has a life of three years although up to $5 million is eligible for release on the first anniversary of the closing.

Prior to the closing, Lumigen and some of its shareholders and employees will form and fund a new company that will focus on further developing and commercializing specified technologies based on intellectual property contributed by Lumigen. Lumigen will own 19.9% of the new company after it is formed. Further, for the in vitro diagnostics and life science markets Lumigen will receive certain rights of first refusal, licenses, and other rights to market products based on the technologies developed.

The Agreement contains covenants, representations, and warranties, creates indemnification obligations, provides for termination of the Agreement, contains closing conditions, and contains other terms and conditions which Beckman Coulter considers typical for this type of agreement. The representations, warranties, covenants and other agreements are qualified by information contained in confidential disclosure schedules that Beckman Coulter received in connection with the execution of the Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties, covenants and other agreements set forth in the Agreement. Although certain of the information contained in the disclosure schedules may be non-public, Beckman Coulter does not believe that this information is required to be publicly-disclosed under the Federal securities laws. Moreover, certain of these representations, warranties, covenants and other agreements may not be accurate or complete as of a specific date because they are subject to a contractual standard of materiality that may be different from the standard generally applied under the Federal securities laws or were used for the purpose of allocating risk between Beckman Coulter and Lumigen’s shareholders rather than establishing matters as facts. Finally, information concerning the subject matter of these representations, warranties, covenants and other agreements may have changed since the date of the Agreement, which may or may not be fully-reflected in Beckman Coulter’s public disclosures. Accordingly, you should not rely on these representations, warranties, covenants and other agreements as statements of fact.

This Form 8-K and attachments contain forward-looking statements regarding the company’s outlook for margins and reported earnings per share for the full year 2006 and 2007 as a result of the acquisition. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control. Among other things, these factors include the timing of the closing, intellectual property matters, the impact of global economic and political conditions, introduction of competitive products and interest rate fluctuations.

Item 8.01 Other Events

On October 2, 2006, Beckman Coulter issued a press release announcing its entry into an agreement to acquire Lumigen, Inc.

EXHIBIT INDEX

Exhibits

Exhibit 99.1 – Press Release dated October 2, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2006

BECKMAN COULTER, INC.

By:	/s/ JACK E. SOROKIN
Name: Jack E. Sorokin
Title: Deputy General Counsel